UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2026

Vaxcyte, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39323	46-4233385
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

825 Industrial Road
Suite 300 San Carlos, California	94070
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 837-0111

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	PCVX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 9, 2026, Vaxcyte, Inc. (“Vaxcyte”) consummated the sale and issuance of $575,000,000 aggregate principal amount of its 1.50% Convertible Senior Notes due 2032 (the “Notes”) to certain underwriters (the “Debt Offering”). The Notes were issued pursuant to, and are governed by, an indenture (the “Base Indenture”), dated as of October 9, 2026, between Vaxcyte and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture (the “Supplemental Indenture,” and the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”), dated as of October 9, 2026, between Vaxcyte and the Trustee.

The Notes are senior, unsecured obligations and will accrue interest at a rate of 1.50% per annum, payable semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2027. The Notes will mature on October 15, 2032 unless earlier repurchased, redeemed or converted. Before July 15, 2032, noteholders will have the right to convert their Notes only upon the occurrence of certain events. From and after July 15, 2032, noteholders may convert their Notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. Vaxcyte will settle conversions by paying or delivering, as applicable, cash, shares of its common stock, par value $0.001 per share (“Common Stock”) or a combination of cash and shares of Common Stock, at its election. The initial conversion rate is 11.1607 shares of Common Stock per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $89.60 per share of Common Stock. The conversion rate and conversion price will be subject to customary adjustments upon the occurrence of certain events. In addition, if certain corporate events that constitute a “Make-Whole Fundamental Change” (as defined in the Indenture) occur, then the conversion rate will, in certain circumstances, be increased for a specified period of time.

The Notes will be redeemable (a “provisional redemption”), in whole or in part (subject to certain limitations described below), at Vaxcyte’s option at any time, and from time to time, on or after October 22, 2029 and on or before the 20th scheduled trading day immediately before the maturity date, at a cash redemption price equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, but only if the last reported sale price per share of Common Stock exceeds 130% of the conversion price on (x) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date Vaxcyte sends the related redemption notice; and (y) the trading day immediately before the date Vaxcyte sends such notice. However, Vaxcyte may not redeem less than all of the outstanding Notes pursuant to a provisional redemption unless at least $75.0 million aggregate principal amount of Notes are outstanding and not called for redemption as of the time Vaxcyte sends the related redemption notice. In addition, calling any Note for provisional redemption will constitute a Make-Whole Fundamental Change with respect to that Note, in which case the conversion rate applicable to the conversion of that Note will be increased in certain circumstances if it is converted after it is called for provisional redemption.

In addition, Vaxcyte will also have the right to redeem (a “cleanup redemption”) all, but not less than all, of the Notes, at any time, at a cash redemption price equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, but only if the principal amount of the Notes outstanding at the time Vaxcyte sends the related redemption notice is less than 10% of the aggregate principal amount of the Notes issued in the Debt Offering. Calling the Notes for cleanup redemption will constitute a Make-Whole Fundamental Change, which will require Vaxcyte to increase the conversion rate in certain circumstances for a specified period of time.

If certain corporate events that constitute a “Fundamental Change” (as defined in the Indenture) occur, then, subject to a limited exception for certain cash mergers, noteholders may require Vaxcyte to repurchase their Notes at a cash repurchase price equal to the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. The definition of Fundamental Change includes certain business combination transactions involving Vaxcyte and certain de-listing events with respect to the Common Stock.

The Notes have customary provisions relating to the occurrence of “Events of Default” (as defined in the Indenture). If an Event of Default involving bankruptcy, insolvency or reorganization events with respect to Vaxcyte (and not solely with respect to a significant subsidiary of Vaxcyte) occurs, then the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding will immediately become due and payable without any further action or notice by any person. If any other Event of Default occurs and is continuing, then the Trustee, by notice to Vaxcyte, or noteholders of at least 25% of the aggregate principal amount of Notes then outstanding, by notice to Vaxcyte and the Trustee, may declare the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding to become due and payable immediately.

The above description of the Indenture and the Notes is a summary and is not complete. Copies of the Base Indenture, the Supplemental Indenture and the form of the certificate representing the Notes are filed as Exhibits 4.1, 4.2, and 4.3, respectively, to this Current Report on Form 8-K, and the above summary is qualified by reference to the terms of the Base Indenture, the Supplemental Indenture and the Notes set forth in such exhibits.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01 Other Events.

On October 6, 2026, Vaxcyte entered into an underwriting agreement (the “Equity Underwriting Agreement”) with Jefferies LLC and Leerink Partners LLC, as representatives of the several underwriters named therein (collectively, the “Equity Underwriters”), relating to the issuance and sale (the “Equity Offering” and together with the Debt Offering, the “Concurrent Offerings”) of 7,412,500 shares of Common Stock, at a price to the public of $64.00 per share, and pre-funded warrants to purchase 400,000 shares of its Common Stock at a price to the public of $63.999 per pre-funded warrant, which is the price per share at which shares of Common Stock were sold to the public in the Equity Offering, minus $0.001. The exercise price of each pre-funded warrant equals $0.001 per share and each pre-funded warrant is exercisable from the date of issuance until fully exercised, subject to an ownership limitation. Pursuant to the Equity Underwriting Agreement, the Equity Underwriters agreed to purchase the shares of Common Stock from Vaxcyte at a price of $60.64 per share and the pre-funded warrants at a price of $60.639 per pre-funded warrant. Vaxcyte also granted the Equity Underwriters a 30-day option to purchase up to an additional 1,171,875 shares of Common Stock from Vaxcyte, which was exercised in full by the Equity Underwriters on October 7, 2026. All of the shares and pre-funded warrants in the Equity Offering were sold by Vaxcyte.

On October 6, 2026, Vaxcyte entered into an underwriting agreement (the “Debt Underwriting Agreement” and together with the Equity Underwriting Agreement, the “Underwriting Agreements”) with Jefferies LLC and Leerink Partners LLC, as representatives of the several underwriters named therein (collectively, the “Debt Underwriters”), agreeing, subject to customary conditions, to issue and sell $500,000,000 aggregate principal amount of its 1.50% Convertible Senior Notes due 2032 to the Debt Underwriters. Vaxcyte also granted to the Debt Underwriters a 30-day over-allotment option to purchase up to an additional $75.0 million aggregate principal amount of Notes, on the same terms and conditions, which was exercised in full by the Debt Underwriters on October 7, 2026.

The net proceeds to Vaxcyte from the Equity Offering and the Debt Offering, respectively, including the exercise by the Equity Underwriters of their 30-day option to purchase additional shares and by the Debt Underwriters of their 30-day over-allotment option to purchase additional Notes, were approximately $544.3 million and $558.7 million, in each case after deducting underwriting discounts and commissions and other estimated offering expenses payable by Vaxcyte.

The Underwriting Agreements contain customary representations, warranties and covenants by Vaxcyte, customary conditions to closing, indemnification obligations of Vaxcyte, the Equity Underwriters and the Debt Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreements were made only for purposes of such agreements and as of specific dates, and were solely for the benefit of the parties to such agreements.

The Concurrent Offerings closed on October 9, 2026.

The Equity Underwriting Agreement, Debt Underwriting Agreement and form of pre-funded warrant are filed herewith as Exhibits 1.1, 1.2 and 4.4, respectively. The foregoing descriptions of the terms of the Equity Underwriting Agreement, the Debt Underwriting Agreement and the pre-funded warrants are qualified in their entirety by reference to such exhibits hereto. Copies of the opinions of Skadden, Arps, Slate, Meagher & Flom LLP relating to the legality of the issuance and sale of the securities in the Equity Offering and the Debt Offering are filed herewith as Exhibits 5.1 and 5.2, respectively.

Each of the Concurrent Offerings was made pursuant to Vaxcyte’s effective registration statement on Form S-3 (Registration Statement No. 333-279735), as previously filed with the Securities and Exchange Commission, and a related prospectus and prospectus supplement for each offering.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

1.1	Underwriting Agreement, dated October 6, 2026 (Equity Offering)

1.2	Underwriting Agreement, dated October 6, 2026 (Debt Offering)

4.1	Indenture by and between Vaxcyte, Inc. and U.S. Bank Trust Company, National Association, as trustee, dated October 9, 2026

4.2	First Supplemental Indenture by and between Vaxcyte, Inc. and U.S. Bank Trust Company, National Association, as trustee, dated October 9, 2026

4.3	Form of certificate representing the 1.50% Convertible Senior Notes due 2032 (included as Exhibit A to the First Supplemental Indenture filed as Exhibit 4.2)

4.4	Form of Pre-Funded Warrant (included as Exhibit B to the Underwriting Agreement filed as Exhibit 1.1)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (Equity Offering)

5.2	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (Debt Offering)

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 5.1) (Equity Offering)

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 5.2) (Debt Offering)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VAXCYTE, INC.

Date: October 9, 2026	By:	/s/ Andrew Guggenhime
Andrew Guggenhime
President and Chief Financial Officer